EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-4, of our report dated June 16, 2006, with respect to our audit of the consolidated balance sheet of Somanta Pharmaceuticals, Inc. and Subsidiaries, as of April 30, 2006, and the related consolidated statements of operations, changes in stockholders' deficit, and cash flows for the year then ended, which report appears in the Prospectus, and is part of this Registration Statement. We also consent to the reference to our firm under the heading "Experts" in such Prospectus.

/s/ Stonefield Josephson Inc.

Irvine, California
June 6, 2007